EXHIBIT 99



                                  NEWS RELEASE



    CONTACT: Maggie Knack                                         (NASDAQ: NLCS)
         Director, Investor Relations
         952-829-3203
         mpknack@ncs.com



            NCS REPORTS TERMINATION OF U.K. JOINT VENTURE DISCUSSIONS


         Minneapolis - June 20, 2000 - National Computer Systems, Inc., (NCS) (NASDAQ: NLCS) reported today that its previously announced plan to form a joint venture with the University of Cambridge Local Examinations Syndicate (UCLES) has been terminated. The completion of the proposed transaction was subject to the negotiation and execution of a definitive joint venture agreement. Much to the Company's disappointment, working discussions with UCLES have been halted due to an inability to agree to mutually acceptable terms on this venture.

         Russ Gullotti, chairman, president and CEO of NCS commented, "Both parties enthusiastically pursued this possibility of jointly creating an unparalleled educational services entity to serve U.K. test candidates. However, NCS remains convinced that our technologies and patented processes will still result in exciting growth for our Company in the U.K. marketplace."

         Headquartered in Minneapolis, NCS (www.ncs.com) is a global information services company providing software, services, systems and Internet-based technologies for data collection, management and interpretation. Nearly 5,000 NCS employees at 30 locations worldwide serve our customers in important segments of the education, testing, assessment and complex data management markets.

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